EXHIBIT 12



                         TRAVELCENTERS OF AMERICA, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                               THREE
                                          OPERATING                                           MONTHS
                                         PERIOD ENDED       YEAR ENDED DECEMBER 31,            ENDED
                                         DECEMBER 31, ------------------------------------   MARCH 31,
                                            1993         1994         1995         1996         1996
                                         ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
HISTORICAL DATA:
Income before income taxes ...........   $   12,664   $   16,253   $   16,540   $    8,882   $    1,498
Fixed charges:
  Interest expense ...................        9,395       13,918       14,190       15,965        3,331
  Portion of rentals representative of
    interest factor (1) ..............           99          199          225        1,152          103
  Amortization of debt discount ......           91          128          128          148           32
                                         ----------   ----------   ----------   ----------   ----------
    Total fixed charges ..............        9,585       14,245       14,543       17,265        3,466
                                         ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and
  fixed charges ......................   $   22,249   $   30,498   $   31,083   $   26,147   $    4,964
                                         ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges ...          2.3x         2.1x         2.1x         1.5x         1.4x
                                         ==========   ==========   ==========   ==========   ==========

SUPPLEMENTAL HISTORICAL DATA: (2)

Income before income taxes ...........   $   12,432   $   22,710   $   16,540   $    8,882   $    1,498
Fixed charges:
  Interest expense ...................        9,836       22,041       22,674       22,072        5,377
  Portion of rentals representative of
    interest factor (1) ..............           99        1,107        1,033        1,152          285
  Amortization of debt discount ......           91          209          209          209           52
                                         ----------   ----------   ----------   ----------   ----------
    Total fixed charges ..............       10,026       23,357       23,916       23,433        5,714
                                         ----------   ----------   ----------   ----------   ----------
Earnings before income taxes and
  fixed charges ......................   $   22,458   $   46,067   $   40,456   $   32,315   $    7,212
                                         ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges ...          2.2x         2.0x         1.7x         1.4x         1.3x
                                         ==========   ==========   ==========   ==========   ==========

PRO FORMA DATA: (3)

Income before income taxes ...........                                          $    6,287
Fixed charges:
  Interest expense ...................                                              27,161
  Portion of rentals representative of
    interest factor (1) ..............                                               1,152
  Amortization of debt discount ......                                                --
                                                                                ----------
    Total fixed charges ..............                                              28,313
                                                                                ----------
Earnings before income taxes and
  fixed charges ......................                                          $   34,600
                                                                                ==========
Ratio of earnings to fixed charges ...                                                 1.2x
                                                                                ==========

------------------

(1) One-third of rental expense represents an appropriate interest factor.

(2) The Company's investment in TA was presented as net assets of subsidiary held for disposition for the period from December 10, 1993 through September 30, 1996. Furthermore, TA's results of operations were excluded from the Company's consolidated results of operations until December 31, 1994, and subsequently included therein as a single amount in the Company's consolidated income statement. Effective September 30, 1996, the decision was made to retain TA. As a result,

                        TRAVELCENTERS OF AMERICA, INC.
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (CONTINUED)

    beginning October 1, 1996, TA's results were reconsolidated into the Company's financial state ments. The supplemental historical data presentation sets forth consolidated amounts for the Company as though TA had not been held for disposition and had instead been fully consolidated.

(3) The pro forma data assumes that the following transactions occurred as of January 1, 1996:

    (a) consummation of the  Refinancing; and


    (b) consummation of certain aspects of the Combination Plan, which collectively decrease expenses by $2.7 million for the year ended December 31, 1996.







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